                         [ARNOLD & PORTER LETTERHEAD]


                               February 7, 2002

Gilat Satellite Networks Ltd.
21 Yegia Kapayim Street
Daniv Park, Kiryat Arye
Israel

      Re:  Amendment No. 2 to Registration Statement on Form F-4

Dear Sirs:

        We have acted as United States counsel to Gilat Satellite Networks Ltd. (the "Company") in connection with Amendment No. 2 to the registration statement on Form F-4 (No. 333-71422)(the "Registration Statement") being filed today by the Company with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, with respect to Gilat ordinary shares to be issued pursuant to the exchange offer described in the Registration Statement.

        We acknowledge that we are referred to under the heading "Taxation" in the offer to exchange/prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.
In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.



                                                   Very truly yours,


                                                   /s/Arnold & Porter


                                                   ARNOLD & PORTER